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ASA Limited

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FOR IMMEDIATE RELEASE

Contact: Robert J.A. Irwin
Tel: (716) 883-2428

ASA LIMITED ANNOUNCES TENDER OFFER PROGRAM AND URGES REJECTION OF LAXEY SLATE AT ANNUAL GENERAL MEETING OF SHAREHOLDERS

BUFFALO, NY, March 31, 2008 /PRNewswire/ The Board of Directors of ASA Limited (NYSE: ASA) today announced that it has authorized a tender offer to purchase up to 25% of the Company’s outstanding shares at a purchase price of 98% of net asset value (NAV) on the date the tender offer expires. In addition, the Board has approved subsequent annual tender offers in fiscal year 2009 and 2010, each for 10% of the outstanding shares at a purchase price of 98% of NAV on the date the tender offer expires. The Company would proceed with the subsequent tender offer in 2009 or 2010 only if its shares have traded on the NYSE during a selected 12 week measurement period (the “Measurement Period”) at an average discount from NAV of greater than 10%, determined on the basis of the average of the NYSE closing price and the discount per share as of the last trading day in each week. The Measurement Period will commence on a date designated by the Board of Directors in its discretion.

The Board of Directors also has recently authorized the Company to repurchase its shares in the open market at discounts from net asset value. These repurchases will benefit shareholders by increasing net asset value per share. The Board believes that the tender offer program and the share repurchases in the open market taken together represent a balanced and responsible allocation of Company assets by providing added value to shareholders who wish to tender their shares when discounts have been at persistent high levels and enhancing NAV to all shareholders through the Company’s purchase of shares at market discounts that are attractive from an investment perspective and are accretive to NAV.

CEO Robert Irwin stated that the Board has opposed the major tender offer program proposed by a group of dissident shareholders managed or advised by Laxey Partners Limited (Laxey), which calls for unlimited semi-annual tender offers regardless of discount levels, because of the significant negative impact it would have on the Company’s expense ratio and investment performance and the adverse tax consequences to many shareholders due to the Company’s status as a passive foreign investment company (PFIC). He acknowledged that these concerns were also present in the Company’s program but to a significantly lesser degree. He stated that the decision to announce the tender offer program was based on strong views communicated by significant shareholders, which made it apparent to the Board that a tender offer program that balanced the interests of short-term and long-term shareholders would be in the best interests of the Company.

Strong NAV Performance has Benefited All Shareholders

Irwin noted that the Board of Directors believes that all shareholders’ interests are best served by achieving strong NAV performance. To this end, the Board obtained shareholder approval in 2005 for a major liberalization of the Company’s fundamental investment policies, which has permitted greater portfolio diversification through additional investment in gold and other precious minerals producers outside of South Africa. In addition, the Board strengthened the Company’s portfolio management through the hiring in early 2007 of an additional investment professional with substantial experience in investment management and analysis in the precious metals sector. The Company’s performance has clearly benefited from the Board’s actions, with total return (assuming reinvestment of dividends) in fiscal year 2007 of 19.2% based on NAV and 19.0% based on market value of the Company’s shares. This total return in fiscal year 2006 was 34.9% based on NAV and 31.5% based on market price.

Laxey is Focused on its Short-term Arbitrage Interests; Reject Laxey’s Nominees

Irwin stated that the Board of Directors approved the tender offer program and the repurchase of shares in the open market after carefully considering and balancing the interests of short-term and long-term shareholders. He contrasted this with the major tender offer program proposed by the dissident shareholders, which he said demonstrated the bias that the dissident shareholders had toward their own short-term trading interests. Irwin stated that the three directors targeted by Laxey – Messrs. Crocker, Farrell and MacNaught – were highly experienced, regarded and effective directors who like all of the Company’s current directors would continue to act without bias in the interests of all shareholders. He strongly urged that shareholders reject the candidates of the dissident shareholders who clearly are acting in their own self interest.

SUPPORT YOUR BOARD OF DIRECTORS IN THE PROXY FIGHT WITH LAXEY

The Board of Directors requests the support of all shareholders in the important vote at the upcoming AGM on April 8, 2008. The Board urges shareholders to vote the RED BAR WHITE proxy card FOR the Board’s nominees for director, FOR the ratification of accountants and AGAINST the Laxey non-binding tender offer proposal. Telephone and Internet voting are available by following the instructions on the RED BAR WHITE proxy card or voting instruction form you received. Alternatively, you should sign, date and mail the RED BAR WHITE proxy card or voting instruction form in the return envelope you were provided. The Board requests that all shareholders cast their vote early without waiting until the last moment to ensure your shares are counted at the meeting.

If shareholders have questions or require assistance voting their shares, please call D.F. King & Co., Inc., which is assisting ASA, at 1-800-549-6746 (toll-free) or 1-212-269-5550 (call collect).

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Company. The Company has not commenced the self-tender offer described in this press release. Upon commencement of the tender offer, the Company will file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, letter of transmittal, and other related documents. Shareholders of the Company should read the offer to purchase and the tender offer statement on Schedule TO and related exhibits when such documents are filed and become available, as they will contain important information about the Company’s tender offer. Shareholders can obtain these documents when they are filed and become available free of charge from the Securities and Exchange Commission’s website at www.sec.gov. The Company will also make available to its shareholders, without charge, the offer to purchase and letter of transmittal.